Exhibit 99.3

SunEdison, Inc.
Daily Cash Amount Report, dated August 19, 2016

	Cash Amount Held by:*
($ in actual)	Loan Parties[1]	Other	Total
Bank Balance, day ending 8/19	$58,488,251	$25,765,178	$84,253,429
Less: Amounts excluded from the applicable calculation of Cash Amount, to the extent such amounts are included in the applicable above Bank Balance[2]	(1,941,615)	(361,703)	(2,303,318)

Total Cash Amount (other than amounts in the DIP Facilities Blocked Accounts)[2]	$56,546,636	$25,403,475	$81,950,111

*	Any amounts set forth in this table exclude amounts in any DIP Facilities Blocked Account.

DIP Facilities
Blocked
($ in actual)	Accounts
Bank Balance, day ending 8/19	$95,402,316
Less: Amounts on deposit in any Foreign DIP Facilities Blocked Account that would be required to be held in the Collateral Proceeds Account pursuant to the terms of Section 2.05(e), (f) or (g) (but for the operation of any terms or provisions of Section 2.05(k) that allow for amounts otherwise required to be held in the Collateral Proceeds Account to be held in a DIP Facilities Blocked Account)	—

Total Cash Amount in DIP Facilities Blocked Accounts	$95,402,316

1	This Cash Amount report might not reflect the recategorization of Cash and Cash Equivalents of any entity that became a Loan Party on or after the date that is two Business Days prior to the date for which the Cash Amount is being reported.
2	Cash Amount does not include amounts that are (1) earmarked as “Cash for Construction Projects,” (2) restricted Cash or Cash Equivalents of any Non-Recourse Project Subsidiary, (3) segregated Cash and Cash Equivalents received on a pass-through basis for any use described in preceding clauses (1) and (2) and not available for general corporate purposes, (4) held in the Collateral Proceeds Account, or (5) required to be deposited in the Collateral Proceeds Account or that would be required to be deposited in the Collateral Proceeds Account pursuant to the terms of Section 2.05(e), (f) or (g) but for the operation of any terms or provisions of Section 2.05(k) that allow for amounts otherwise required to be deposited in the Collateral Proceeds Account to be held in any other account; provided that Cash and Cash Equivalents described in preceding clause (5) (other than any such Cash received from the incurrence of Indebtedness by the Borrower or any of its Subsidiaries that is required to be applied pursuant to Section 2.05(g)) shall not be required to be excluded from calculations of Cash Amount until after the third (3rd) Business Day following the Borrower or its relevant Subsidiary’s receipt of such Cash or Cash Equivalents (as the case may be) from the respective Asset Sale or casualty or condemnation (or similar) event.